Exhibit 99.1

ULTA BEAUTY PROVIDES COVID-19-RELATED BUSINESS UPDATE

Bolingbrook, IL – March 17, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced updates to its operations in response to the continued spread of COVID-19.

With COVID-19 continuing to spread throughout the U.S., Ulta Beauty believes it is the Company’s responsibility to help communities and governments contain this pandemic.  As a precautionary measure, Ulta Beauty will temporarily close all of its stores effective 6:00 p.m. on March 19, 2020 until at least March 31, 2020.  However, most stores will continue to be outlets for buy online and pick up in store as allowed by local and state regulations, and all guests can continue to shop through the Ulta Beauty app or visit ulta.com.

Due to the fast-moving nature of this situation and the uncertainty of impacts on costs and revenue, the Company is withdrawing guidance previously issued for fiscal 2020.  The Company is not providing an updated outlook at this time.

“We understand the direct impact this will have on our associates and guests,” said Mary Dillon, Chief Executive Officer.  “But during these critical times, we believe it is absolutely necessary to prioritize their safety and that of the broader communities we serve.  At Ulta Beauty, our associates are at the heart of our company.  As such, we will continue to pay our store and salon associates and provide benefits for those who are currently enrolled during this period.”

“As we track this situation closely, I want to make sure that our guests and associates know there is nothing more important than our collective health and safety,” continued Dillon.  “We look forward to the time when we can re-open our stores, bring our associates back together, and invite guests back into Ulta Beauty.”

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful.  Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place.  Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program.  As of February 1, 2020, Ulta Beauty operates 1,254 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content.  For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the ability to execute our Efficiencies for Growth cost optimization program; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; the possibility of material disruptions to our information systems; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; our ability to attract and retain key executive personnel; natural disasters, epidemics or pandemics like the Coronavirus (COVID-19) that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 2, 2019, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Olivia Mata

Senior Manager, Public Relations

(630)  410-5408